NEWS RELEASE

Lexaria Announces Product Update and International Expansion

Kelowna, BC—October 8, 2015 - Lexaria Corp. (LXRP-OTCQB) (LXX-CSE) (the "Company" or "Lexaria") is pleased to announce that the manufacturing process to infuse active hemp oil utilizing Lexaria’s patent pending technology designed to provide higher bioavailability, has been completed for both coffee and hot chocolate. Both products are currently under packaging development and will be available for our customers soon.

Once the products have been delivered to our Phoenix distribution facility, ViPova Coffee and Hot Chocolate will be available for purchase both through our online store at www.vipova.com; and also at our growing network of retail locations. Lexaria will announce when these two products are available to be purchased.

Vipova tea is currently available at a growing number of dispensaries across California. Contract sales efforts will also be made during the next 3 months, for dispensaries in Nevada; Oregon and Colorado. These new sales initiatives will continue to broaden the availability of ViPova products.

Lexaria has also determined that it will soon make ViPova and Lexaria Energy products available for sale into the United Kingdom, due to a favorable regulatory environment and to increased consumer demand. Initially, sales will be made through the online store, but discussions are also underway to enable local sales delivered from within the United Kingdom. Once that market is entered, we also plan to offer the Lexaria Energy10 protein bars for sale as well. The population of the United Kingdom is over 63 million. International sales to the UK are expected to begin within 30 days, with local UK sales to be announced when available.

Together, these initiatives will lead to more widespread access to ViPova and Lexaria Energy products which should support increased sales revenues.

In vitro laboratory testing completed in August determined that Lexaria’s technology and formulation can result in cannabidiol absorption rates as much as 499% higher than controls; an important advantage as consumers increasingly search for products that offer less waste and higher efficiency.

About Lexaria

Lexaria, Corp. is a food sciences company focused on the delivery of hemp oil compounds procured from legal, agricultural hemp seed oil, through gourmet foods products based upon its proprietary infusion technologies. Lexaria Corp. is focused on your comfort and well-being. Lexaria Corp’s common shares are quoted in the USA with the symbol LXRP and in Canada with the symbol LXX. To learn more about Lexaria Corp. please visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that it will soon make ViPova and Lexaria Energy products available for sale into the United Kingdom. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will not need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products and Lexaria Energy products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.